REPORT OF THE BOARD OF DIRECTORS OF FIAT INDUSTRIAL S.P.A. ON THE COMMON CROSS-BORDER MERGER PLAN RELATING TO THE MERGER BY ABSORPTION OF FIAT INDUSTRIAL S.P.A. WITH AND INTO FI CBM HOLDINGS N.V.

This report was prepared pursuant to Article 2501-quinquies of the Italian Civil Code, Article 8 of the Legislative Decree no. 108 of May 30, 2008 and Article 70, paragraph 2, of the Consob Resolution no. 11971/1999.

Dear Shareholders,

we hereby submit to your approval the common cross-border merger plan relating to the merger by absorption (fusione per incorporazione) of Fiat Industrial S.p.A. (“FI”) with and into FI CBM Holdings N.V. (“DutchCo”).

This report was prepared pursuant to Article 2501-quinquies of the Italian Civil Code, Article 8 of the Legislative Decree no. 108 of May 30, 2008 (the “Legislative Decree 108”) and, since FI’s shares are listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (“ Mercato Telematico Azionario”), Article 70, paragraph 2, of the Consob Resolution no. 11971/1999 (the “Issuers’ Regulation”) and in compliance with the Scheme no. 1 of Annex 3A of the above Issuers’ Regulation (the “Report”).

The proposed resolution to be submitted to your approval is attached to this Report.

1           DESCRIPTION AND RATIONALE OF THE PROPOSED TRANSACTION

1.1            Description of the Transaction (as defined below)

Preamble

This Report was prepared by the board of directors of FI (the “Board of Directors”) also on the basis of the merger agreement executed on November 25, 2012 (the “Merger Agreement”) by and between FI, Fiat Netherlands Holding N.V., a wholly-owned direct subsidiary of FI (“FNH”), DutchCo, a wholly-owned direct subsidiary of FI, and CNH Global N.V. (“CNH”). DutchCo, FI, CNH and FNH are hereinafter jointly referred to as the “Merging Companies”.

A copy of the Merger Agreement is publicly available on the CNH website – “Investors” section (www.cnh.com).

In addition to the cross-border reverse merger of FI with and into DutchCo (the “FI Merger”), the Merger Agreement also relates to:

(i)	the cross-border merger of FNH with and into FI (the “FNH Merger”); and

(ii)	the domestic Dutch merger of CNH with and into DutchCo (“CNH Merger” and, together with the FI Merger, the “Mergers” or the “Transaction”).

All the Merging Companies are part of the FI group: in particular: (i) FNH is a wholly-owned direct subsidiary of FI; (ii) DutchCo is a wholly-owned direct subsidiary of FI; and (iii) CNH is an indirect subsidiary of FI (controlled through FNH which owns approximately 87% of CNH capital stock).

The FI Merger and the CNH Merger represent steps of the same Transaction; therefore, the execution of each Merger shall take place only once all conditions precedent provided for the FI Merger and the CNH Merger are satisfied and all pre-completion steps are taken. The envisaged Transaction implies a corporate reorganization among FI and some of its controlled entities; in particular, such reorganization requires a combination among FI and CNH through a sequence of connected mergers which will result in having the newly incorporated DutchCo as the ultimate incorporating company.

The FNH Merger represents a preliminary step of the overall Transaction and the completion of the FNH Merger is not conditional upon the execution and effectiveness of the FI Merger and the CNH Merger.

Since FI directly owns the whole share capital of FNH, the FNH Merger qualifies as a “simplified merger” pursuant to Article 2505 of the Italian Civil Code, Article 18 of the Legislative Decree 108 as well as to Section 2:333 of the Dutch Civil Code (the “Dutch Code”). A separate report was prepared by the Board of Directors illustrating the main terms and conditions of the FNH Merger.

In the light of the structure of the envisaged Transaction, this Report was prepared by the Board of Directors having examined and reviewed both the FI Merger and the CNH Merger as a sequence of steps of the same Transaction, taking into consideration the overall impact on FI.

On February 21, 2013, the Board of Directors and the board of directors of FNH approved the common cross- border merger terms relating to the FNH Merger (the “FNH Merger Plan”) and the Board of Directors and the board of directors of DutchCo approved the common cross-border merger terms relating to the FI Merger (the “FI Merger Plan”). On the same date, the board of directors of DutchCo approved the merger proposal relating to the CNH Merger (the “CNH Merger Plan”), which was approved by the board of directors of CNH on February 25, 2013.

The FI Merger Plan will be submitted for approval to the FI shareholders and to DutchCo’s sole shareholder at the relevant extraordinary general meetings.

The CNH Merger Plan will be submitted for approval to the CNH shareholders and to DutchCo’s sole shareholder at the relevant extraordinary general meetings.

Public documents

In connection with the Transaction and pursuant to Article 2501-septies of the Italian Civil Code and Article 70, paragraph 1, of the Issuers’ Regulation, in addition to this Report and to the explanatory notes prepared by DutchCo, the following documents are published pursuant to the applicable laws and regulations and, in particular, the following documents are published on FI website (www.fiatindustrial.com) and made available for inspection at the offices of FI in Turin, Via Nizza 250 for the persons that statutory law enables so to do:

(i)	the FI Merger Plan;

(ii)
the expert report prepared by Reconta Ernst & Young S.p.A. (“RE&Y”) for the benefit of FI pursuant to Article 2501-sexies of the Italian Civil Code and Article 9 of the Legislative Decree 108 (the “FI Expert Report”) and the expert report prepared by BDO Audit & Assurance B.V. for the benefit of DutchCo, pursuant to Section 2:328, paragraphs 1 and 2, of the Dutch Code (“DutchCo Expert Report I”) on the exchange ratio for FI shares;

(iii)
the FI financial statements at December 31, 2102 (consisting of the FI yearly financial statements as of December 31, 2012) and the DutchCo financial statements at December 31, 2102, pursuant to Article 2501-quater of the Italian Civil Code and Section 2:314 of the Dutch Code;

(iv)
the 2010 and 2011 yearly financial statements of FI, together with the relevant reports attached thereto (as of the date of this Report, the 2012 yearly financial statements of FI are not approved yet by FI shareholders’ meeting); with regard to DutchCo, no financial statements are made available in the light of the fact that, as of the date of this Report, the first financial year is not closed yet.

The information document to be prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation will be published at least 15 calendar days prior to the extraordinary shareholders’ meeting of FI called to resolve upon the FI Merger Plan in accordance with the applicable laws and regulations.

In addition to the above and taking into account the overall Transaction, the following documents will be published through FI corporate website (www.fiatindustrial.com):

(i)	the CNH Merger Plan;

(ii)
the expert report prepared by Mazars Paardekooper Hoffman N.V. to the benefit of CNH (the “CNH Expert Report”) and the expert report prepared by BDO Audit & Assurance B.V. to the benefit of DutchCo (“DutchCo Expert Report II”) pursuant to Section 2:328, paragraphs 1 and 2, of the Dutch Code on the exchange ratio for CNH shares;

(iii)	the CNH financial statements at December 31, 2012 pursuant to Section 2:314 of the Dutch Code (consisting of the CNH yearly financial statements as of December 31, 2012);

(iv)
the 2009, 2010 and 2011 yearly financial statements of CNH, together with the relevant reports attached thereto (as of the date of this Report, the 2012 yearly financial statements of CNH are not approved yet by CNH shareholders’ meeting).

Purpose of the Transaction

The main objective of the Transaction is to simplify the FI group’s capital structure by creating a single class of liquid stock listed on the New York Stock Exchange (“NYSE”) and subsequently on the Mercato Telematico Azionario. The Board of Directors expects the following benefits from the Transaction:

•	create a single class liquid stock listed on the NYSE and the Mercato Telematico Azionario;

•	build a true peer to the major North American-based capital goods companies in both scale and capital market appeal;

•	increase liquidity and attract new capital goods-focused investor base and analyst coverage in the US;

•	capitalize on scarcity value deriving from being the only significant agricultural equipment player listed in Europe;

•	eliminate CNH illiquidity discount and achieve, over time, a valuation more in line with global capital goods peers;

•	improve credit profile and access a broader liquidity pool.

From a strategic and operational perspective, this Transaction will enable full integration of the businesses controlled by FI, which – once combined – shall represent the third-largest capital goods group in the world by equipment sales, consisting of CNH’s agricultural and construction equipment operations, Iveco trucks and commercial vehicles business and FPT Industrial’s broad variety of powertrain applications. The Board of Directors believes that, as a result of the Mergers, the full integration of the businesses would facilitate unrestricted access to the group’s know-how and the achievement of other benefits, among which:

•	CNH will secure full access to FPT Industrial’s engine know-how;

•
the creation of opportunities for the regional consolidation of Financial Services platforms and the common development of new infrastructures in developing markets; by sharing resources, IT platforms, and leveraging a larger scale of operations the companies will be able to more efficiently use their resources and will be more attractive to funding partners in developing markets;

•
the group will be able to acquire greater scale and fully leverage synergies in key emerging markets such as China, Brazil, and Argentina, translating into a more effective local execution in these countries;

•	FI will be able to leverage increased influence over service and content decisions made at CNH, resulting in more unity and consistency within the FI group.

Finally, this Transaction is expected to increase the group’s flexibility to pursue strategic transactions and reward long-term shareholding.

Exchange ratios

In connection with the FI Merger, the FI shareholders will receive, taking into account the effects of the overall Transaction, one (1) newly allotted share in DutchCo (having a nominal value of Euro 0.01 each) for each ordinary share held in FI (having a nominal value of Euro 1.57 each) (the “FI Exchange Ratio”). No cash consideration will be paid by DutchCo.

In connection with the CNH Merger, the CNH shareholders (other than DutchCo, which will be the CNH parent company following completion of the FNH Merger and the FI Merger) will receive 3.828 newly allotted shares in DutchCo (having a nominal value of Euro 0.01 each) for each share held in CNH (having a nominal value of Euro 2.25 each) (the “CNH Exchange Ratio” and, together with the FI Exchange Ratio, the “Exchange Ratios”). No cash consideration will be paid by DutchCo.

The Exchange Ratios, approved by the Board of Directors and by the boards of directors of CNH and DutchCo, will be examined for the purpose of the issuance of the opinion on their fairness by the experts appointed pursuant to Article 2501-sexies of the Italian Civil Code, Article 9 of Legislative Decree 108 and Section 2:328, paragraph 1, of the Dutch Code. For further information on the Exchange Ratios, please refer to Section 3 below.

No consideration, either in cash or otherwise, will be paid by DutchCo to the shareholders of FI in connection with the FI Merger, other than as follows from the FI Exchange Ratio, and no consideration will be paid by DutchCo to the shareholders of CNH in connection with the CNH Merger, except for the CNH Exchange Ratio, as described under Section 8.1 of the CNH Merger Plan.

1.2            Conditions precedent

In addition to the approval by the shareholders of FI and CNH, the obligation by FI to execute the FI Merger and the obligation by CNH to execute the CNH Merger will be subject to the satisfaction of the following conditions precedent:

(i)
DutchCo common shares issuable to the holder of FI ordinary shares and CNH common shares as a result of the Mergers and pursuant to the exercise of any option, restricted share unit, performance unit or share appreciation right of FI and CNH (the “DutchCo Equity Incentives”) shall have been approved for listing on the NYSE, subject to official notice of issuance;

(ii)
no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which is in effect and prohibits consummation of the Transaction in accordance with the Merger Agreement and no order shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the Mergers;

(iii)
the registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) shall have been declared effective by the SEC under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or – to the knowledge of FI or CNH – threatened by the SEC;

(iv)
the amount of cash, if any, to be paid (a) to FI shareholders exercising cash exit rights in connection with FI Merger and/or (ii) to any creditors of FI pursuant to any creditor opposition rights proceeding against FI under Italian law, shall not exceed in the aggregate Euro 325 million;

(v)
the 60 day-period following the date upon which the resolution of the FI shareholders’ meeting have been registered with the Companies’ Register of Turin shall have expired or have been earlier terminated pursuant to the posting of a bond by FI sufficient to satisfy FI creditors’ claims, if any, without prejudice to Article 2503 of the Italian Civil Code;

(vi)
RE&Y shall have delivered to FI, in accordance with the applicable provisions of Italian law and applicable laws in the EU, the FI Expert Report with respect to the fairness of the exchange ratio under Section 3 below (a copy of which shall have been provided to CNH as soon as practicable upon delivery thereof to FI);

(vii)
Mazars Paardekooper Hoffman N.V. shall have delivered to CNH, in accordance with the applicable provisions of Dutch law and applicable laws in the EU, the CNH Expert Report with respect to the fairness of the exchange ratio under Section 3 below (a copy of which shall have been provided to FI as soon as practicable upon delivery thereof to FI);

(viii)
CNH shall have received an opinion of McDermott Will & Emery LLP or other nationally recognized tax counsel (the choice of such other tax counsel must have been approv ed by the special committee of the board of directors of CNH in its reasonable discretion, the “Special Committee”) and FI shall have received an opinion of Sullivan & Cromwell LLP or other nationally recognized tax counsel, in each case as of the date on which the deed of merger is executed before a civil law notary, residing in the Netherlands (the “Closing Date”), to the effect that CNH Merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). In rendering the opinions, each party’s tax counsel may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of CNH and FI. For the avoidance of doubt, FI and CNH shall not choose to appoint the same tax counsel to render the above opinions;

(ix)	all actions necessary to cause each of the Mergers to become effective shall have been taken by DutchCo, FI, FNH and CNH;

(x)	the obligation of CNH to effect the CNH Merger is subject to the satisfaction or waiver (in writing) prior to the Closing Date of the following additional conditions:

(a)
Representations and warranties of FI. (i) The representations and warranties of FI set forth in the Merger Agreement that are qualified by reference to a material adverse effect (i.e., any change or effect – or any development that insofar as can be foreseen, is reasonably likely to result in any change or effect – that is or is likely to be materially adverse to the business, assets, financial condition or results of operations of FI or CNH, as the case may be, the “Material Adverse Effect”) shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of FI set forth in the Merger Agreement that are not qualified by reference to a Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, this condition precedent shall be deemed to have been satisfied even if any representations and warranties of FI (other than those relating to the organization, standing and corporate power, relating to the capital structure and subsidiaries and those relating to the authority of FI, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of FI to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect;

(b)	each of FI and DutchCo shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

(c)
from the date of execution of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect on FI and its subsidiaries taken as a whole excluding CNH and its subsidiaries, taken as a whole;

(xi)	the obligations of FI to effect the FI Merger are subject to the satisfaction or waiver (in writing) prior to the Closing Date of the following additional conditions:

(a)
Representations and warranties of CNH. (i) The representations and warranties of CNH set forth in the Merger Agreement that are qualified by reference to a Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of CNH set forth in the Merger Agreement that are not qualified by reference to a Material Adverse Effect shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, this condition precedent shall be deemed to have been satisfied even if any representations and warranties of CNH (other than those relating to the organization, standing and corporate power, relating to the capital structure and subsidiaries and those relating to the authority of FI, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of CNH to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect;

(b)	CNH shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

(c)	from the date of execution of the Merger Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect on CNH and its subsidiaries taken as a whole.

FI and CNH will communicate to the market information regarding the satisfaction of, or failure to satisfy, the above conditions precedent in accordance with the applicable laws and regulations. In particular, as set forth under the Merger Agreement, the obligation by FI to execute the FI Merger and the obligation by CNH to execute the CNH Merger was subject to the payment of the CNH Dividend (as defined below); to this end, the extraordinary shareholders’ meeting of CNH held on December 17, 2012 resolved upon the amendment of the CNH Articles of Association and the distribution of a special dividend to CNH stockholders in the amount of US$10.00 per common share (the “CNH Dividend”). As a result of the amendment to the Articles of Association, all of the common shares held by FNH were converted into common shares B. Accordingly, on December 28, 2012, the CNH Dividend was only paid to the non-FNH shareholders of CNH, as the holders of the CNH’s regular common shares.

Satisfaction or, to the extent permitted by applicable law, waiver of the conditions precedent set out above, will be evidenced between the Board of Directors and the board of directors of DutchCo in a written statement to be addressed by the Board of Directors to the DutchCo board of directors and vice versa, subject, with respect to FI, to prior approval by the extraordinary shareholders’ meeting of FI, where required.

In addition to the conditions precedent mentioned above, the FI Merger shall not have effect other than after:

(i)
a declaration shall have been received from the local court in Amsterdam, the Netherlands, that no creditor has opposed to the FI Merger pursuant to Section 2:316 of the Dutch Code or, in case of any opposition pursuant to Section 2:316 of the Dutch Code, such declaration shall have been received within one month of the withdrawal of the opposition or the discharge of the opposition having become enforceable; and

(ii)
delivery by the Italian public notary selected by FI of the pre-merger compliance certificate to the Dutch civil law notary, such certificate being the pre-merger scrutiny certificate in the meaning of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies.

1.3              Companies participating in the Transaction

1.3.1             FI CBM Holdings N.V.

–	Limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

–	official seat in Amsterdam, the Netherlands;

–	principal office address at Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom;

–	issued share capital: Euro 50,000, fully paid-in, divided into no. 5,000,000 shares, having a nominal value of Euro 0.01 each; and

–	registration number with the Amsterdam Chamber of Commerce (Kamer van Koophandel): 56532474.

DutchCo will be, following completion of each FI Merger and CNH Merger, the incorporating company, will maintain its current legal form and official seat, and will therefore continue to be subject to the laws of the Netherlands.

At the time of completion of the FI Merger, DutchCo will retain its current corporate name, FI CBM Holdings N.V., in conformity with the draft articles of association of DutchCo as attached to the FI Merger Plan in Schedule 3.

However, the board of directors of DutchCo may propose to change DutchCo’s name subject to the authorisation of the shareholders’ meeting to be obtained before the date on which the DutchCo common shares are admitted to trading on the NYSE. If authorised by the shareholders’ meeting, the name of DutchCo will only be changed after the date of completion of the FI Merger. If so approved, the shareholders, creditors and other interested parties will be informed on the new name through publication on the corporate website of FI as soon as possible and, in any case, in time for communication of the new name to FI shareholders at the relevant extraordinary shareholders’ meeting which will resolve upon the FI Merger.

1.3.2              Fiat Industrial S.p.A.

–	Joint stock company (società per azioni) organized under the laws of the Republic of Italy;

–	registered office in Turin, Via Nizza 250;

–	share capital: Euro 1,919,433,144.74, fully paid-in, divided into no. 1,222,568,882 ordinary shares, having a nominal value of Euro 1.57 each and listed on the Mercato Telematico Azionario; and

–	VAT code, tax code and registration number with the Companies’ Register of Turin: 10352520018.

1.3.3             CNH Global N.V.

–	Public company (naamloze vennootschap) incorporated under the law of the Netherlands;

–	official seat in Amsterdam, the Netherlands;

–	principal office address at Schiphol Boulevard 217, WTC Airport, 1118 BH Schiphol, the Netherlands;

–	issued share capital as of January 31, 2013: Euro 545,647,689, fully paid-in, divided into no. 242,510,084 shares, having a nominal value of Euro 2.25 each and listed on the NYSE;

–	registration number with the Amsterdam Chamber of Commerce (Kamer van Koophandel): 33283760;

–	tax code: NL805049873; and

–	VAT code: NL805049873 B01.

2	VALUES ATTRIBUTED TO FI AND CNH IN THE TRANSACTION FOR THE PURPOSE OF DETERMINING THE EXCHANGE RATIOS

2.1           Introduction

The Mergers will be carried out on the basis of the financial statements at December 31, 2012 for FI, CNH and DutchCo (as far as FI and CNH are concerned, the financial statements are the relevant 2012 yearly financial statements). The value of the assets and liabilities to be transferred to DutchCo as of the FI Effective Date will be determined on the basis of the relevant accounting net value as of the FI Effective Date. These assets and liabilities of FI are indicated as of December 31, 2012 in the financial statements prepared by the Board of Directors, it being understood that said financial statements are the 2012 yearly financial statements of FI.

For the purposes of the determination of the Exchange Ratios, the Board of Directors, the boards of directors of CNH and DutchCo, with the assistance of the respective financial advisors (i.e. Goldman Sachs International with respect to FI and J.P. Morgan and Lazard – who issued a fairness opinion on the Transaction – with respect to CNH), carried out a valuation with respect to the relevant Merging Companies, as described in Section 2.2. below.

2.2            Valuation approach and methodologies

In the context of a merger, the objective of the board of directors’ valuation is to estimate relative (rather than absolute) equity values in order to determine the exchange ratio; the estimated relative values should not be taken as reference in different contexts.

Best practice requires that companies involved in the merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

Moreover, the relative values of FI and CNH have been determined under the going-concern assumption and ignoring any potential economic and financial impacts of the Mergers.

Taking into account the objective of the valuation analysis, the criteria commonly used in the valuation practice, the features of the two companies and their listed status and finally the fact that FI already controls CNH, the following methodologies were applied by the FI Board of Directors:

•	analysis of market prices and premia paid in precedent transactions;

•	market multiples.

In the light of all the above and for the purpose of the analysis, the Board of Directors is not presenting absolute values attributed to FI and CNH but only the Exchange Ratios resulting from the estimate of relative values.

2.3           Description of the valuation methodologies

Analysis of market prices

The analysis of market prices allows identifying the equity value of a company with the market value, i.e. the value recognized by the stock market where the shares are traded.

The methodology consists in valuing the shares of the company on the basis of the market price at a certain date or the average share price, registered on the stock exchange where the shares are traded, over a certain timeframe.

In particular, the choice of the timeframe used to compute the average needs to achieve a balance between the mitigation of possible short term volatility (a longer time horizon would be preferable) and the need to reflect the most recent market conditions and situation of the valued company (only recent prices should be considered).

Furthermore, the selected timeframe should only include prices which have not been influenced by rumors on the potential transaction or other distortive information (“undisturbed” prices).

Analysis of premia paid in precedent transactions

This methodology is based on the analysis of the premia to the trading share prices paid in precedent transactions.

The analysis need to take into consideration appropriate elements of comparability when selecting precedent transactions: (i) the business or industry in which the target company is active, (ii) the stock market where it is listed, (iii) the existence of a majority shareholder or (iv) the stake to be acquired through the contemplated transaction represent some of the criteria relevant for the selection.

Furthermore, precedent premia have to be computed with respect to undisturbed trading prices to ensure significance and comparability of the analysis; the selected premium is then applied to the valued company undisturbed share price.

Analysis of market multiples

The market multiples methodology assumes that the value of a company can be determined by using market information for companies with similar characteristics as the one being valued.

The methodology derives the value of a company from the market valuation of comparable companies, and in particular determining the ratio between comparable companies’ market values and certain financial metrics (e.g. revenues, EBITDA, earnings, cash flows) and then applying the determined multipliers to the corresponding financial figures of the company being valued in order to determine its value.

The main steps in the application of this methodology are: (i) the definition of the reference sample of comparable companies; (ii) the choice of the appropriate multiples; (iii) the calculation of the multiples for the comparable companies and identification of the range of values to be applied to the company being valued; and (iv) application of the determined multiples to the corresponding financial figures of the company being valued.

Calculation of the multiples requires the observation of the market value of a company, which can either be the equity value or the enterprise and the identification of a consistent financial metric. Furthermore, companies’ financial metrics and values have to be appropriately adjusted in order to ensure that multiples are calculated consistently across all companies in the sample, taking into account – if necessary – differences in accounting policies, financial structure etc.

3	EXCHANGE RATIOS ESTABLISHED AND CRITERIA ADOPTED TO DETERMINE THE RATIOS

3.1            Introduction

The combination of FI and CNH will be accomplished through the merger of, respectively, FI and CNH with and into DutchCo and the concurrent issuance of DutchCo shares to FI and CNH shareholders (other than DutchCo, which will be the parent company following the completion of the FNH Merger and of the FI Merger), in exchange for shares to be cancelled.

On the basis of the assumption that the FI shareholders would receive one (1) DutchCo share for each FI ordinary share owned and cancelled, the Board of Directors analysed, in the context of the overall Transaction, the relative valuation of FI and CNH, aimed at determining the exchange ratio between CNH shares and FI shares or, equivalently (given the exchange ratio of one DutchCo share for each FI share), between CNH shares and DutchCo shares.

3.2           Application of the selected methodologies

Analysis of market prices and premia paid in precedent transactions

The first step in the analysis of market prices related to the identification of undisturbed prices. For this reason, closing prices following April 4, 2012 have been ignored, April 4, 2012 being the last trading day before the extraordinary meeting of FI held on April 5, 2012, during which the matter of a potential restructuring of FI/CNH group structure and elimination of the CNH minorities was first raised publicly by the Chairman of FI.

With reference to the timeframe of the analysis, 1-month and 3-month averages to April 4, 2012 have been taken into consideration in addition to the spot prices as of April 4, 2012.

The table below shows the spot CNH Exchange Ratio as of April 4, 2012 and the 1-month and 3-month average of the Exchange Ratio to April 4, 2012. In order to calculate the CNH Exchange Ratio, CNH market prices have been converted into Euros, on a daily basis, at the EUR/USD closing exchange rate.

Analysis of Market Prices – Exchange Ratio
April, 4 2012	3.890x
1-month average	3.828x
3-month average	4.127x

Market data source: Bloomberg – closing prices

The Board of Directors has then taken into consideration premia paid in precedent transactions.

The Board of Directors has deemed appropriate to recognize a premium to CNH minorities in consideration of the expected benefits of the Transaction, which can only be achieved through the completion of the Mergers, among which: (i) simplification of group structure, (ii) presentation to the market of DutchCo as major integrated capital goods player, (iii) improved access to the US capital markets and (iv) as a consequence of these and other benefits, creation of a better platform from which to pursue strategic growth opportunities (for an in-depth analysis of expected benefits refer to Section 1 above).

In order to ensure the required comparability, precedent transactions considered consist of a set of offers to minority shareholders of NYSE-listed companies, starting from 2005.

The table below shows the average and median premium paid in the set of transactions considered.

Premia Paid in Precedent Transactions
Premia Average	26.6%
Premia Median	26.3%

Source of data for the calculation: Thomson Reuters, Factset, public information

Market multiples

The Board of Directors has applied the market multiples methodology in order to compare the implied CNH multiples with those of comparable companies active in the capital goods industry, valuing CNH equity on the basis of the terms of the final offer extended to CNH’s Special Committee on November 19, 2012.

The comparison between CNH implied multiples (calculated assuming the current net cash position of CNH and also on the basis of a normalized net financial position to take into account the difference between cash and debt yields) and the peers’ market multiples, gave comfort to the Board of Directors as CNH implied multiples resulted lower or broadly in line with the peers’ multiples.

3.3            Exchange Ratios established

Considering the results of the valuation methodologies applied, the Board of Directors has resolved to propose the FI Exchange Ratio of one DutchCo share for each FI ordinary share and the board of directors of CNH and DutchCo have resolved to propose the CNH Exchange Ratio of 3.828 new DutchCo shares for each CNH common share; the payment of a US$10 extraordinary dividend for each CNH common share, paid in cash prior to, and irrespective of, the completion of the overall Transaction, has been resolved by the extraordinary shareholders’ meeting of CNH and the CNH Dividend was paid to the CNH shareholders other than FNH as indicated under Section 1.2 above. A US$10 dividend per CNH common share implies a 25.6% premium on the implicit value of the CNH Exchange Ratio1.
3.4           Difficulties and limits faced in evaluating the share Exchange Ratios

Pursuant to Article 2501-quinquies of the Italian Civil Code, for the purpose of the valuation analysis described above, the (i) particular characteristics of the Merging Companies and (ii) the typical challenges arising from the application of the valuation methodologies adopted to determine the Exchange Ratios, have been taken into account.

In particular:

a)
the analysis of market prices and premia paid in precedent transactions triggers certain valuation challenges, including: (i) notwithstanding the different timeframes considered in the analysis, insufficient liquidity and/or market volatility driven by events which are not strictly related to the specific securities may affect market prices; (ii) the set of precedent transactions has been selected taking into account elements of comparability to the contemplated transaction; however, any transaction presents its own specific features and characteristics;

b)
the analysis of market multiples is based on a sample of companies operating in the capital goods industry; the Board of Directors believes that this sample represents the best reference benchmark from a comparative perspective. However, each of these companies has its own characteristics and features and none of the selected companies can be considered entirely comparable to the valued company.

________________
1	Implied value calculated on the basis of prices as of November 16, 2012, the last trading day before the submission of FI’s final offer to the Special Committee of CNH.

4	ALLOCATION OF SHARES IN DUTCHCO TO THE SHAREHOLDERS OF FI AND CNH AND DATE OF DISTRIBUTION ENTITLEMENT

Upon completion of the Transaction, DutchCo will issue common shares having a nominal value of Euro 0.01 each, for allocation to the shareholders of FI and to shareholders of CNH (other than DutchCo, which will be the parent company following the completion of the FNH Merger and of the FI Merger), in exchange for their existing shares of FI and CNH, on the basis of the established Exchange Ratios, as specified under Section 3 above (the “DutchCo Common Shares”).

The assigned DutchCo Common Shares – to be listed on the NYSE and subsequently on the Mercato Telematico Azionario – will be issued in dematerialized form and delivered to shareholders through the centralized clearing system with effect from the FI Merger Effective Date and the CNH Merger Effective Date, as the case may be (as defined in Section 5 below). Further information on the conditions and procedure for allocation of the assigned DutchCo Common Shares shall be included in a notice published on the websites of FI and CNH, as well as on the daily newspaper La Stampa. The shareholders of FI and CNH will bear no costs in relation to the exchange.

No fractional DutchCo Common Shares shall be allotted to the CNH shareholders as part of the CNH Exchange Ratio. DutchCo will appoint an intermediary to pay the relevant amount to those holders of DutchCo’s Common Share who would have been entitled to receive fractional DutchCo Common Shares.

As a result of the Transaction, the shares held by FI in DutchCo and all CNH shares will be cancelled by operation of Italian and Dutch law and all the existing business activities, shareholdings and other assets of FI and CNH will be transferred to DutchCo. The DutchCo Common Shares issued in relation to the exchange will be entitled to a regular dividend as from January 1, 2013.

As better explained in the FI Merger Plan and its annexes, in connection with the Transaction, immediately upon the FI Merger Effective Date and the CNH Merger Effective (as defined below under Section 5), as the case may be, DutchCo will issue special voting shares with a nominal value of Euro 0.01 each, to those eligible shareholders of FI and CNH, as the case may be, who elect to receive such special voting shares upon completion of FI Merger and CNH Merger respectively in addition to DutchCo Common Shares they will receive, provided they meet the conditions described in greater detail in the DutchCo Articles of Association as attached to the FI Merger Plan and the Special Voting Share Terms as defined in and attached to the Merger Agreement, to be made available on the FI corporate website.

The special voting shares will be assigned to those FI and CNH shareholders who shall have complied with certain requirements, including – without limitation: (i) the requirement to have been present or represented (by proxy) at the relevant extraordinary shareholders’ meeting of FI or, as the case may be, at the extraordinary shareholders’ meeting of CNH resolving upon the relevant Merger; (ii) the requirement to hold common shares in the share capital of FI or CNH, as the case may be, continuously from the record date concerning the extraordinary shareholders’ meeting of FI or the record date concerning the extraordinary shareholders’ meeting of CNH to the FI Merger Effective Date or the CNH Merger Effective Date respectively; (iii) the requirement to submit a duly completed form (requesting DutchCo to register some or all of the DutchCo Common Shares to be acquired by such person on the occasion and as a result of the FI Merger or CNH Merger in the Loyalty Register, as defined below, and applying for a corresponding number of special voting shares) together with a duly completed power of attorney; and (iv) the requirement to submit an initial broker confirmation statement (attesting the uninterrupted holding of FI or CNH common shares from the record date concerning the extraordinary shareholders’ meeting of FI or the record date concerning the extraordinary shareholders’ meeting of CNH to the FI Merger Effective Date or the CNH Merger Effective Date respectively) on or prior to the FI Merger Effective Date or CNH Merger Effective Date.

The common shares of DutchCo in respect to which special voting shares are allocated (“Qualifying Common Shares”) will be registered in a separate register (the “Loyalty Register”) of DutchCo and, for so long as they remain in such register, such Qualifying Common Shares cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge or other encumbrance.

Following the completion of the Transaction, DutchCo eligible shareholders seeking to qualify to receive special voting shares can also request to have their DutchCo Common Shares registered in the Loyalty Register by submitting a specific request to this end. As per the date on which a DutchCo Common Share has been registered in the Loyalty Register in the name of one and the same shareholder or its loyalty transferee for an uninterrupted period of 3 years, such DutchCo Common Share will become a Qualifying Common Share and the holder thereof will be entitled to acquire one special voting share in respect of such Qualifying Common Share, provided they meet the conditions described in greater detail in the documents referred to above.

5	EFFECTIVENESS OF THE TRANSACTION FOR THE PURPOSES OF THE DUTCHCO FINANCIALS STATEMENTS

Pursuant to Article 15 of Legislative Decree 108 and Section 2:318 of the Dutch Code and subject to the completion of the pre-merger formalities set forth in the Merger Agreement, the FI Merger will be effective at 00.00 CET following the date on which the FI deed of merger is executed before a civil law notary, residing in the Netherlands (the “FI Merger Effective Date”). As per the FI Merger Effective Date, FI will cease to exist as standalone legal entity and DutchCo will acquire, under universal succession, all the assets and liabilities, real and movable assets, tangible and intangible assets belonging to FI. The Amsterdam Chamber of Commerce will subsequently inform the Companies’ Register of Turin as to the effectiveness of the FI Merger.

The assets, liabilities and other legal relationships of FI will be reflected in the accounts and other financial reports of DutchCo as of January 1, 2013 and therefore the accounting effects of the Transaction will be recognized in DutchCo’s accounts from that date.

Pursuant to Section 2:318 of the Dutch Code and subject to the completion of the pre-merger formalities set forth in the Merger Agreement, the CNH Merger will be effective at 00.00 CET following the date on which the CNH deed of merger is executed before a civil law notary, residing in the Netherlands (the “CNH Merger Effective Date”), provided that said CNH merger deed will be executed on the FI Merger Effective Date. As per the CNH Merger Effective Date, CNH will cease to exist as standalone legal entity and DutchCo will acquire, under universal succession, all the assets and liabilities, real and movable assets, tangible and intangible assets belonging to CNH.

The assets, liabilities and other legal relationships of CNH will be reflected in the accounts and other financial reports of DutchCo as of January 1, 2013, and therefore the accounting effects of the Transaction will be recognized in DutchCo’s accounts from that date.

On the basis of the above, the FI Merger Effective Date and the CNH Merger Effective Date are expected to occur during 2013. DutchCo’s Common Shares issued as of the FI Merger Effective Date and the CNH Merger Effective Date, as the case may be, will bear rights as of January 1, 2013 and, therefore, the rights to dividends, if any are declared, shall accrue for the benefit of shareholders of DutchCo Common Shares as of January 1, 2013.

6            ACCOUNTING TREATMENT APPLICABLE TO THE TRANSACTION

FI prepares its consolidated financial statements in accordance with IFRS, while CNH prepares its consolidated financial statements in accordance with U.S. GAAP. Following the Mergers, DutchCo will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Transaction consists of a reorganization of existing legal entities which does not give rise to any change of control and the acquisition of shares held by CNH’s minority shareholders and FI’s shareholders in exchange for newly- issued shares in DutchCo, whose entire share capital is currently held by FI; therefore, the Transaction is outside the scope of application of IFRS3 – Business Combinations. Accordingly, the assets and liabilities of FI and CNH will be recognized by DutchCo at the carrying amounts recognized in the consolidated financial statements of FI prior to the Transaction.

Any difference between the fair value of the newly-issued shares in DutchCo and the carrying value of the non-controlling interests attributable to the minority shareholders of CNH will also be recorded as an equity transaction.

As anticipated, pursuant to Section 2:321 of the Dutch Code, the accounting effects of the Transaction will be recognized in DutchCo’ accounts from January 1, 2013.

7            TAX IMPACTS OF THE TRANSACTION FOR DUTCHCO

From a tax perspective, the FI Merger should be qualified as a cross-border merger transaction within the meaning of Article 178 of the DPR no. 917 of 1986 (“CTA”), implementing the Directive 90/434/EC dated July 23, 1990. Following the Transaction, DutchCo intends to maintain a permanent establishment in Italy, to which the direct shareholdings owned by FI prior to the FI Merger in the Italian subsidiaries will be assigned.

The FI Merger is tax neutral with respect to the FI’s assets that will remain connected with the Italian permanent establishment. Conversely, such FI Merger will trigger the realization of capital gains or losses embedded in FI’s assets that will not be connected with the Italian permanent establishment. A decree allowing to suspend the taxation of capital gains or losses embedded in transactions triggering the change of the tax residence in an EU country pursuant to Article 166 of the CTA is going to be enacted. Nevertheless, on the basis of the current positions, such rules will likely exclude cross-border merger transactions from the suspension’s benefit. The regulations relating to the tax residence’s transfer will be monitored and subject to further evaluations as to the applicability of the suspension’s benefit for the capital gains or losses embedded in cross-border mergers.

A mandatory ruling request should be submitted to the Italian tax authorities in respect of the FI Merger, in order to ensure the continuity, via the Italian permanent establishment, of the fiscal unit currently in place between FI and FI Italian subsidiaries. The outcome of such ruling request is uncertain. It is possible that the carriedforward tax losses generated by the fiscal unit would become restricted losses and they could not be used to offset the future taxable income of the fiscal unit. In addition, it should be noted that no receivables were registered on carriedforward tax losses in relation to positive deferred taxes.

According to Italian tax laws, the FI Merger will not trigger any taxable event for Italian income tax purposes for FI Italian shareholders and the tax value of FIl shares will be assigned folloing the FI Merger to DutchCo’s shares.

The FI Merger will not trigger any material impact on the absorbing Dutch company, DutchCo.

8	SHAREHOLDER STRUCTURE AND CONTROL OF DUTCHCO SUBSEQUENT TO THE TRANSACTION

The following table shows the current percentage interest of major shareholders in FI and CNH (i.e., shares representing 2% or more of voting rights) as of January 31, 2013 on the basis of the publicly available information and taking into account the relevant regulations applicable to CNH.

FI shareholders (*)%
Exor S.p.A.	30.013%
Harris Associates LP	5.027%
Fiat S.p.A.	2.799%
Government of Singapore Investment Corporation Pte Ltd	2.548%
Other shareholders (**) (***)	56.83%
CNH shareholders
FNH	87.42%
Other shareholders (***)	12.58%
(*)	FI owns no. 8,559 treasury shares representing 0.0007% of its share capital.
(**)
Reports by shareholders to the company and Consob may be not updated and, in particular, in certain cases have not been adjusted to reflect the conversion of FI saving shares and preference shares effective as of May 21, 2012.

(***)	“Other shareholders” includes directors owning shares of FI or CNH, as the case may be.

The following table shows the expected percentage interest of major shareholders in DutchCo (i.e., shares representing 2% or more of voting rights) following the FI Merger Effective Date and CNH Merger Effective Date, respectively, on the basis of the publicly available information and taking into account the relevant regulations applicable to CNH. The calculation is based on the proposed Exchange Ratios and on the assumption that share ownership in FI and CNH remain unchanged until that dates. The calculation has been made regardless of the effect deriving from the allocation of the special voting shares. For information regarding the special voting shares issued by DutchCo and the relevant impact on the DutchCo shareholding structure, please refer to Section 4 above.

DutchCo’s shareholders	%
Exor S.p.A.	27.397%
Harris Associates LP	4.589%
Fiat S.p.A.	2.555%
Government of Singapore Investment Corporation Pte Ltd	2.326%
Total other shareholders	63.133%

9            EFFECT OF THE TRANSACTION ON SHAREHOLDER AGREEMENTS

On December 11, 2012, an agreement was entered into between Exor S.p.A. and CNH and such agreement was then published; this agreement provides for the obligation by Exor S.p.A. towards CNH to attend and favorably vote at any shareholders’ meeting of FI called to resolve upon the Transaction.

On the basis of the publicly available information, it is, therefore, assumed that the Transaction may not have an impact on such agreement.

10	EVALUATIONS ON THE CASH EXIT RIGHTS – SHAREHOLDERS ENTITLED TO EXERCISE CASH EXIT RIGHTS

FI shareholders who do not vote in favor of the FI Merger Plan will be entitled to exercise their cash exit rights pursuant to:

(i)	Article 2437, paragraph 1, letter (c) of the Italian Civil Code, given that FI’s registered office is to be transferred outside Italy;

(ii)	Article 2437-quinquies of the Italian Civil Code, given that FI’s shares will be delisted; and

(iii)	Article 5 of Legislative Decree 108, given that DutchCo is organized and managed under the laws of a country other than Italy (i.e., the Netherlands).

Given that those events will only occur upon the execution of the Transaction, as stated in the FI Merger Plan, the exercise of the cash exit rights by FI shareholders is conditional upon the Transaction becoming effective.

Pursuant to Article 2437-bis of the Italian Civil Code, qualifying shareholders may exercise their cash exit rights, in relation to some or all of their shares, by sending a notice via registered mail (the “Notification”) to the registered offices of FI no later than 15 days following registration of the resolution approving the Merger Plan with the Companies’ Register of Turin. Notice of the registration will be published on the daily newspaper La Stampa and on the corporate website of FI.

In addition to the conditions/instructions provided below and the provisions of Article 127-bis of Legislative Decree no. 58/1998, shareholders exercising their cash exit rights must deliver the specific communication to be issued by an authorized intermediary stating the continuous ownership of the shares on which the shareholder has exercised his cash exit right immediately prior to the relevant general meeting at which the resolution triggering the cash exit rights was passed being held up to the date of the Notification. Further details to exercise the withdrawal right will be provided to FI shareholders in accordance with the applicable laws and regulations.

Subject to the Transaction becoming effective, the redemption price payable to shareholders exercising the cash exit right will be determined pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code; in accordance with such provision, the redemption price will represent the arithmetic average of the daily closing price of FI’s ordinary shares for the 6-month period prior to the date of publication of the notice calling the FI extraordinary general meeting to vote on the FI Merger Plan. FI will provide shareholders with information relating to the redemption price in accordance with the applicable laws and regulations.

Following expiry of the period during which the cash exit rights may be exercised, once the Transaction has become effective, settlement of the shares submitted for redemption will proceed in accordance with the procedures indicated in Article 2437-quater of the Italian Civil Code.

As anticipated, the exercise of the cash exit rights by qualifying FI shareholders will be subject to the completion of the Transaction. Accordingly, if the aforesaid conditions are not met, the offer and the possible subsequent redemption of the relevant exit shares by FI will not take place or become effective, unless the conditions precedent are waived (to the extent possible).

11	IMPACT OF THE TRANSACTION ON SHAREHOLDERS, CREDITORS AND EMPLOYEES

Pursuant to Article 8 of the Legislative Decree 108, the impact of the FI Merger with and into DutchCo with respect the current FI’s shareholders, creditors and employees is described below.

11.1            Impact of the Transaction on the shareholders

As to the new shareholder structure and control of DutchCo subsequent to the Transaction, please refer to Section 8 above, while as to the tax impacts on shareholders, please refer to Section 7 above.
With respect to the rights and obligations of a shareholder of a Dutch company (i.e., DutchCo), whose shares are listed on the NYSE and on the Mercato Telematico Azionario, please refer to the DutchCo Articles of Association attached to the FI Merger Plan.

11.2            Impact of the Transaction on creditors

FI creditors whose claims preceed the registration of the FI Merger Plan with the Companies’ Register of Turin will be entitled to oppose the FI Merger pursuant to Article 2503 of the Italian Civil Code within 60 days of the registration provided for by Article 2502-bis of the Italian Civil Code, unless such period is terminated earlier pursuant to the posting of a bond by FI sufficient to satisfy FI creditors’ claims, if any, without prejudice to Article 2503 of the Italian Civil Code. Also in case of opposition, the competent Court – if it deems the risk of prejudice to creditors ungrounded or where the company has posted a bond sufficient to satisfy creditors’ claims – may nonetheless authorize the Mergers despite the opposition, pursuant to Article 2503 of the Italian Civil Code.

DutchCo creditors have the right to oppose the proposed FI Merger and CNH Merger by filing a formal objection to the FI Merger Plan or the CNH Merger Plan with the local court of Amsterdam, the Netherlands pursuant to Section 2:316 of the Dutch Code, within a period of one month starting the day following the day of public announcement of the filing of the FI Merger Plan or CNH Merger Plan as the case may be in a newspaper with national circulation in the Netherlands. DutchCo must provide sufficient security to any opposing creditor unless the court finds that the opposing creditor has not sufficiently proven that the financial state of the incorporating company (i.e., DutchCo) will provide less safeguard that its claim will be settled than before the FI Merger or the CNH Merger. If creditor’s opposition was filed in time (i.e., before the end of the month period) the notarial deed of merger may not be executed unless the court ruling to release the oppostion has immediate effect or the opposition was withdrawn.

CNH creditors have the right to oppose the proposed CNH Merger by filing a formal objection to the CNH Merger Plan with the local court of Amsterdam, the Netherlands pursuant to Section 2:316 of the Dutch Code, within a period of one month starting the day following the day of public announcement of the filing of the CNH Merger Plan in a newspaper with national circulation in the Netherlands. DutchCo must provide sufficient security to any opposing creditor unless the court finds that the opposing creditor has not sufficiently proven that the financial state of the incorporating company (i.e., DutchCo) will provide less safeguard that its claim will be settled than before the CNH Merger. If creditor’s opposition was filed in time (i.e., before the end of the month period) the notarial deed of merger may not be executed unless the court ruling to release the oppostion has immediate effect or the opposition was withdrawn.

11.3            Impact of the Transaction on employees

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the Transaction as the incorporating company is non an Italian company (i.e., DutchCo) and none of FI, DutchCo, CNH and FNH are managed under an employee participation system pursuant to Article 2(1)(m) of the Legislative Decree no. 188 of August 19, 2005 or in the meaning of EU Directive 2005/56/EC of 26 October 2005 on cross-border mergers of limited liability companies. FI will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended. Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, this Report will be made available to FI’s employees at least 30 days prior to the final approval of the FI Merger.

FI has adopted a stock grant plan named “Fiat Industrial Long Term Incentive Plan”. For each right held, the beneficiaries of said stock grant plan shall be awarded a comparable right with respect to an equitable number of DutchCo Common Shares.

CNH has issued certain restricted share units, performance share units, options and other equity awards to directors, managers and employees of its group companies under the CNH equity incentive plan and the directors’ compensation plan (the “CNH Equity Rights)”. In connection with the CNH Merger and with effect from the CNH Merger Effective Date, the CNH Equity Rights will be awarded comparable rights to an appropriate number of DutchCo Common Shares, taking into account the applicable Exchange Ratio and the payment of the CNH Dividend (in this respect, on January 28, 2013, CNH approved required equitable adjustments to outstanding CNH Equity Rights relating to the reduction of the exercise prices and the increase of (i) number of outstanding shares for stock options and (ii) number of unvested shares for performance shares and restricted shares, to maintain the pre-dividend fair value).

12 PROPOSED RESOLUTION

The proposed resolution is attached to this Report.

* * * * *

February 21, 2013

On behalf of the Board of Directors

/s/ Sergio Marchionne

Sergio Marchionne

CHAIRMAN

Proposal of resolution

The extraordinary shareholders’ meeting of

“Fiat Industrial S.p.A.”,

resolves

1)
to approve the common cross-border merger plan relating to the merger by absorption of “Fiat Industrial S.p.A.” with and into its wholly-owned subsidiary “FI CBM Holdings N.V.”, with official seat in Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under no. 56532474, that, as a result of the merger:

a)
will cancel all the 5,000,000 (five million) shares with a nominal value of Euro 0.01 (zero Euro cent) each, owned by the absorbing company, and will issue up to no. 1,222,568,882 (one billion two hundred twenty-two million, five hundred sixty-eight thousand eight hundred eighty-two) new common shares with a nominal value of Euro 0.01 (zero Euro cent) each, entitling to the relevant rights effective as of January 1st, 2013, to be allotted, in dematerialized form, in favour of the shareholders of the absorbed company, other than the company itself, with an exchange ratio of no. 1 (one) new share for each share held, without any cash consideration, save for the cash exit right pursuant to Articles 2437, first paragraph letter c) and 2437-quinquies of the Italian Civil Code and pursuant to Article 5 of Legislative Decree 108/2008;

b)
will issue special voting shares with nominal value of Euro 0.01 (one Euro cent) each, to be allotted to the eligible shareholders of the absorbed company, other than the company itself, who opted to receive such special voting shares in addition to the common shares, it being understood that such shares will not be part of the exchange ratio;

all as reported in the by-laws of the absorbing company attached as annex no. 3 to the merger plan;

2)
to establish that the merger by absorption of “Fiat Industrial S.p.A.” with and into its wholly-owned subsidiary “FI CBM Holdings N.V.” and the payment of the cash exit rights referred to under no. 1) above shall occur only if, before the execution of the merger deed, the conditions precedent set forth under Section 17 of the merger plan – published pursuant to the applicable laws and regulations together with the relevant documentation – have been satisfied (or waived, to the extent permitted by applicable laws);

3)
to acknowledge that, after the above mentioned merger, “FI CBM Holdings N.V.” will merge by absorbing its subsidiary “CNH Global N.V.”, with official seat in Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under no. 33283760, by issuing, in a dematerialized form, common shares to be allotted to the shareholders of “CNH Global N.V.”, other than the absorbing company, with an exchange ratio of no. 3.828 (three point eight hundred twenty-eight) new common shares, entitling to the relevant rights as of January 1st, 2013, for each share held in “CNH Global N.V.”, without any cash consideration;

4)
to grant the Board of Directors with any and all authority and power necessary or even only appropriate in order to waive the satisfaction of the conditions precedent to the effectiveness of the merger, as indicated in the merger plan, with the sole exclusion of the conditions precedent set forth by Section 17.1 no. (i), (ii), (iii), (v), (vi), (vii), (viii) and (x) and by paragraph 17.2 of the same merger plan, whose satisfaction shall be considered to be not waivable by the board of directors of the company;

5)
to grant the current members of the Board of Directors, severally and not jointly, having the power and authority to appoint special attorneys to this end, with all the other necessary powers in order to execute the merger, in compliance with the applicable laws and the contents of the above mentioned merger plan, with the power and authority – in particular – to verify and ascertain the satisfaction of each condition precedent referred to under the merger plan and to issue and sign deeds and statements with reference to this satisfaction, to establish the effects of the transaction, to execute and sign deeds and documents in general and to carry out everything is deemed necessary or even only appropriate in order to properly execute the transaction.